UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Gorman, Dennis J.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Date of Event Requiring Statement (Month/Day/Year)
   February 7, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   2/5/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |204,325               |I               |By Sevin Rosen Fund IV L.P.(1)                 |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Series A Convertible Pre|(2)      |(2)      |Common Stock           |5,743,945|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series B Convertible Pre|(2)      |(2)      |Common Stock           |3,704,990|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series C Convertible Pre|(2)      |(2)      |Common Stock           |1,428,570|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series C Convertible Pre|(2)      |(2)      |Common Stock           |714,285  |          |I            |By Sevin Rosen Fund V L.P.(|
ferred Stock            |         |         |                       |         |          |             |1)                         |
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
Explanation of Responses:
(1) Mr. Gorman is an affilaite of Sevin Rosen Fund IV L.P., Sevin Rosen Fund V L.P. and may be deemed to beneficially own the shares held by these entities. Mr. Gorman disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.
(2) Upon the closing of the Issuer's initial public offering of its Common Stock, each issued and outstanding share of its convertible preferred stock will automatically convert to five shares of Common Stock.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, Attorney-in-Fact
DATE
October 7, 1997